Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-258506
Prospectus Supplement No. 7
(To Prospectus dated April 27, 2022)

OWLET, INC.

This prospectus supplement updates, amends and supplements the prospectus dated April 27, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-258506). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update and supplement the information included in the Prospectus with certain information contained in Exhibit 99.1 relating to Item 2.02 of our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 19, 2022, which is set forth below. The information from Exhibit 99.1 deemed to be part of the Prospectus is limited to the information contained in the first and second sentences of the first paragraph and the first and second sentences of the fourth paragraph of such Exhibit 99.1. No other information included in Exhibit 99.1 or in the Current Report on Form 8-K filed with the SEC on October 19, 2022 is deemed to be part of the Prospectus.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Owlet, Inc.’s common stock and warrants are listed on the New York Stock Exchange under the symbols “OWLT” and “OWLT WS.” The closing price of our common stock was $1.07 on October 18, 2022, and the closing price of our warrants was $0.11 on October 17, 2022.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 6 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 19, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
FORM 8-K
____________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 19, 2022
____________________________
Owlet, Inc.
(Exact name of registrant as specified in its charter)
____________________________

Delaware	001-39516	85-1615012
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3300 North Ashton Boulevard, Suite 300 Lehi, Utah	84043
(Address of principal executive offices)	(Zip Code)
(844) 334-5330
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
____________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	OWLT	New York Stock Exchange
Warrants to purchase common stock	OWLT WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 2.02. Results of Operations and Financial Condition.

On October 19, 2022, Owlet, Inc. (the “Company”) issued a press release reporting its preliminary unaudited net revenue results for the fiscal quarter ended September 30, 2022. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The preliminary unaudited financial results included in Exhibit 99.1 to this Current Report on Form 8-K have been prepared by, and are the responsibility of, management of the Company. The Company’s independent registered public accounting firm has not audited, reviewed, compiled or applied agreed-upon procedures with respect to such preliminary unaudited financial results and has not expressed any opinion or other form of assurance with respect thereto.

The information in this Item 2.02, including the Exhibit 99.1 furnished under Item 9.01, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section. Furthermore, the information in this Item 2.02, including the Exhibit 99.1 furnished under Item 9.01, shall not be deemed incorporated by reference into the filings of the Company under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description

99.1	Press release issued by Owlet, Inc. on October 19, 2022.

104	Cover Page Interactive Data file (the cover page XBRL tags are embedded within the Inline XBRL document).

Owlet Reports Preliminary Third Quarter 2022 Net Revenue Results

LEHI, Utah—October 19, 2022—Owlet, Inc. (NYSE: OWLT, “Owlet” or “the Company”) today reports preliminary unaudited net revenue results for the fiscal quarter ended September 30, 2022. The Company estimates its net revenues for the third quarter of this year will be $16 million to $18 million.

“We remain focused on growing sell-through, expanding our retail footprint and remaining disciplined in our cost management. We do expect to see quarterly sales variability as we continue to re-establish our product portfolio and head into a seasonal fourth quarter amidst ongoing uncertain economic conditions. We’re pleased with our operational progress in the third quarter of this year, following our cost restructuring in July,” said Kurt Workman, Owlet Chief Executive Officer and Co-Founder. “I’m proud of the team’s diligent effort to empower parents with the very best technology.”

Note Regarding Preliminary Unaudited Net Revenue Estimation
The preliminary unaudited net revenue results for the fiscal quarter ended September 30, 2022 have been prepared by, and are the responsibility of, management of the Company. The Company’s independent auditor has not audited, reviewed, compiled or applied agreed-upon procedures with respect to the preliminary unaudited net revenue results and has not expressed any opinion or other form of assurance with respect to such results.

Preliminary return and chargeback allowances for the quarter, which impact the Company’s net revenue, have been estimated based upon historical averages and an initial analysis of claims received and are preliminary and subject to the completion of financial closing procedures and any potential receipt of new information. As a result, preliminary unaudited net revenue may differ materially from the amounts that will be reflected in the Company’s condensed consolidated financial statements for the third fiscal quarter of 2022. The Company expects to release its complete third quarter results in November 2022.

Cautionary Note Regarding Forward-Looking Statements
This release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including the Company’s preliminary unaudited net revenue results for the third fiscal quarter of 2022. Generally, forward-looking statements include the words “estimate,” “may,” “believes,” “plans,” “expects,” “anticipates,” “intends,” “goal,” “potential,” “upcoming,” “outlook,” “guidance,” the negation thereof, or similar expressions, although not all forward-looking statements contain these identifying words. Forward-looking statements are based on the Company’s expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. For all such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. The Company’s actual results, performance or achievements may differ materially from any future results, performance or achievements expressed or implied by our forward-looking statements. Many important factors could affect the Company’s future results and cause those results to differ materially from those expressed in or implied by the Company’s forward-looking statements. Such factors include, but are not limited to, risks and uncertainties related to preliminary financial results, including the risks that the preliminary unaudited financial results reported herein reflect information available to the Company only as of the date of this release, as well as those set forth in the Company’s other releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. All future written and oral forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Moreover, Owlet operates in an evolving environment. In addition to the factors described above, new risk factors and uncertainties may emerge from time to time, and factors that the Company currently deems immaterial may become material, and it is impossible for the Company to predict such events or how they may affect us. Except as required by federal securities laws, the Company assumes no obligation to update any forward-looking statements after the date of this release as a result of new information, future events or otherwise, although we may do so from time to time. The Company does not endorse any projections regarding future performance that may be made by third parties.

About Owlet, Inc.
Owlet was founded by a team of parents in 2012. Owlet’s mission is to empower parents with the right information at the right time, to give them more peace of mind and help them find more joy in the journey of parenting. Owlet’s digital parenting platform aims to give parents real-time data and insights to help parents feel more calm and confident. Owlet believes that every parent deserves peace of mind and the opportunity to feel their well-rested best. To learn more, visit www.owletcare.com.

Contacts
Investors
Mike Cavanaugh
Westwicke/ICR
Phone: +1.617.877.9641
mike.cavanaugh@westwicke.com

Media
Jane Putnam
Owlet, Inc.
Phone: +1.801.647.0025
jputnam@owletcare.com